CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in the Registration Statements on Form F-1 (No. 333-290942) and Form S-8 (No. 333-291968) of WeShop Holdings Limited of our report dated April 30, 2026, relating to the consolidated financial statements as of and for the year ended December 31, 2025, which appear in this Form 20-F. /s/ WithumSmith+Brown, PC New York, New York April 30, 2026